Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-274480) on Form S-8 and (No. 333-283815) on Form S-3 of our report dated February 26, 2025, except for the effects of the change in reporting entity due to the common control transaction of the Businesses as described in Note 1, as to which the date is May 8, 2025, with respect to the combined financial statements of TKO Group Holdings, Inc.

/s/ KPMG LLP

New York, New York
May 8, 2025